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Date: 10/25/2021
Receipt Number: 9153465
Amount Paid: $112.00

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

RECEIVED
OCT 25 2021
Utah Div. of Corp. & Comm. Code

Entity Number: 5592357-0142 EXPEDITE

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

SP

1. The name of the corporation is: All For One Media Corp.
2. The date the following amendment(s) was adopted: September 27, 2021
3. If changing the corporation name, the new name of the corporation is:
n/a
4. The text of each amendment adopted (include attachment if additional space needed):

The number of authorized shares of the Corporation's common stock shall be nineteen billion shares (19,000,000,000) of common stock. The number of authorized shares of the Corporation's preferred stock shall be five million shares (5,000,000), as previously designated.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
n/a
6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☑ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) 11/01/2021 (MM-DD-YYYY *not to exceed 90 days*)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: Chief Executive Officer

Date: 10/25/2021

Under GRAMA {63G-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved as of this delayed effective date: 01 day of NOV 20 21.
In this office of this Division and hereby issued This Certificate thereof.

Examiner SD Date 11/01/21

[signature]
Leigh Veillete
Division Director

04/19

OCT 25 '21 PM2:27